Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the statement on Schedule 13D dated July 18, 2007 with respect to the common stock of AVP, Inc. is, and any amendments hereto signed by each the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d) under the Securities Exchange Act of 1934, as amended.

Date: July 18, 2007	AmTrust Capital Management, Inc.
By: /s/ Jan Loeb Name: Jan Loeb Title: President

Date: July 18, 2007	Jan Loeb
By: /s/ Jan Loeb Jan Loeb